                                                                  EXHIBIT (A)(1)

                          KELLEY OIL & GAS CORPORATION
                               OFFER TO EXCHANGE
                           15 SHARES OF COMMON STOCK,
                           PAR VALUE $.01 PER SHARE,
                         FOR EACH OUTSTANDING SHARE OF
                $2.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK,
                           PAR VALUE $1.50 PER SHARE

THIS OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999 UNLESS THE OFFER IS EXTENDED PURSUANT TO THE TERMS HEREOF (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF PREFERRED STOCK (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR SHARES OF PREFERRED STOCK ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE COMMON STOCK (AS DEFINED BELOW) IN THE EXCHANGE (AS DEFINED BELOW). TENDERED SHARES OF PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     KELLEY OIL & GAS CORPORATION, a Delaware corporation (the "Company"), hereby offers (the "Offer to Exchange") to exchange (the "Exchange") 15 shares of its Common Stock, par value $.01 per share ("Common Stock"), for each outstanding share of the Company's $2.625 Convertible Exchangeable Preferred Stock, par value $1.50 per share ("Preferred Stock"), validly tendered. Holders of Preferred Stock are sometimes referred to herein collectively as "Holders" and each as a "Holder". The Company will accept all Preferred Stock validly tendered for Exchange and not withdrawn as of the Expiration Date, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"). This Offer to Exchange and the Letter of Transmittal together constitute the "Offer".

     Holders who tender their shares of Preferred Stock will not receive any dividends with respect to such shares, including dividends accumulated to date. There can be no assurance that Holders who do not tender their shares of Preferred Stock will receive any such dividends in the future.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Subject to applicable securities laws and the terms set forth in the Offer, the Company reserves the right to extend the Offer or otherwise to amend the Offer in any respect.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON PAGE 25 FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFER.

     Requests for additional copies of this Offer to Exchange, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related documents may be directed to the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Exchange. Beneficial owners also may contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                            ------------------------

              The Date of this Offer to Exchange is June 28, 1999
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                               TABLE OF CONTENTS

IMPORTANT INFORMATION REGARDING THE OFFER...................     2
ADDITIONAL INFORMATION REGARDING THE COMPANY................     2
CAUTION AS TO FORWARD-LOOKING STATEMENTS....................     2
CAUTION AS TO UNAUTHORIZED STATEMENTS.......................     2
SUMMARY.....................................................     3
RISK FACTORS................................................     5
THE OFFER...................................................     9
  Shares of Preferred Stock.................................     9
  Terms of the Preferred Stock..............................     9
  Common Stock..............................................    10
  Market for the Common Stock and Preferred Stock and
     Related Stockholder Matters............................    10
  Procedures for Tendering Preferred Stock..................    11
  Withdrawal Rights.........................................    13
  Extension of the Offer; Amendment.........................    13
  Exchange of Preferred Stock; Issuance of Replacement
     Certificates for Unexchanged Portions..................    14
  Certain Conditions of the Offer...........................    14
CERTAIN INFORMATION REGARDING THE COMPANY...................    16
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......    19
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......    25
CERTAIN SECURITIES LAWS CONSIDERATIONS......................    25
INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
  ARRANGEMENTS CONCERNING SECURITIES........................    26
EFFECTS OF THE OFFER ON THE MARKET FOR PREFERRED STOCK;
  REGISTRATION UNDER THE EXCHANGE ACT.......................    26
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................    26
EXTENSION OF THE OFFER; TERMINATION; AMENDMENT..............    26
FEES AND EXPENSES...........................................    27
MISCELLANEOUS...............................................    28
  ANNEX A -- Description of Preferred Stock.................   A-1

     The following documents (the "Company Documents") are attached hereto:

        Annual Report on Form 10-K of Kelley Oil & Gas Corporation for the year ended December 31, 1998 (the "Annual Report")

        Quarterly Report on Form 10-Q of Kelley Oil & Gas Corporation for the quarter ended March 31, 1999 (the "10-Q")

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                   IMPORTANT INFORMATION REGARDING THE OFFER

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware that the making of the Offer is not in compliance with any jurisdiction's valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Preferred Stock residing in such jurisdiction. If any jurisdiction's securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under such jurisdiction's laws.

                  ADDITIONAL INFORMATION REGARDING THE COMPANY

     The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to the Company's business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material also may be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                    CAUTION AS TO FORWARD-LOOKING STATEMENTS

     Statements contained in this Offer to Exchange, the Company Documents, other materials related to the Offer or other materials filed or to be filed by the Company with the Commission (as well as information included in oral or other written statements made or to be made by the Company or its representatives) relating to matters such as the Company's ability to repay its debt obligations as they mature, anticipated operating and financial performance, business prospects, developments and results of the Company are "forward-looking statements". Actual performance, prospects, developments and results may differ materially from any or all anticipated performance, prospects, developments and results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including rates of inflation, crude oil and natural gas prices, uncertainty of reserve estimates, rates and timing of future production of oil and natural gas, exploratory and development activities, acquisition risks and activities, changes in the level and timing of future costs and expenses related to drilling and operating activities and those risks described under "Risk Factors" beginning on page 4 of this Offer to Exchange.

     Words such as "anticipated", "expect", "estimate", "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include the risks described under "Risk Factors".

                     CAUTION AS TO UNAUTHORIZED STATEMENTS

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING PREFERRED STOCK PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

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                                    SUMMARY

                                   THE OFFER

     This general summary is solely for the convenience of the Holders of shares of Preferred Stock and is qualified in its entirety by reference to the full text and more specific details in this Offer to Exchange and the related Letter of Transmittal.

     The Company hereby invites the Holders of its Preferred Stock to tender up to all of the outstanding shares of Preferred Stock to the Company in exchange for 15 shares of Common Stock for each share of Preferred Stock validly tendered, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

Preferred Stock............  The Preferred Stock is the Company's $2.625
                             Convertible Exchangeable Preferred Stock par value $1.50 per share. For a more complete description of the Preferred Stock, see "Annex A -- Description of Preferred Stock".

Number of Shares of
Preferred Stock to be
  Exchanged................  Up to all of the shares of Preferred Stock outstanding.

Common Stock Offered in
  Exchange.................  15 shares of Common Stock for each share of
                             Preferred Stock tendered.

How to Tender Preferred
Stock......................  See "The Offer -- Procedures for Tendering
                             Preferred Stock". Call the Information Agent or consult your broker for assistance.

Expiration Date............  Tuesday, July 27, 1999, at 12:01 a.m., New York
                             City time, unless the Offer is extended by the Company. See "The Offer -- Extension of the Offer; Amendment".

Exchange Date..............  As soon as practicable after the expiration of the
                             Offer.

Reasons for the Offer......  Because certain of the Company's indentures restrict the Company's ability to pay dividends on preferred stock; to reduce or eliminate dividend arrearages on the Preferred Stock; and to provide Holders with greater liquidity on their investment in the Company.

WITHDRAWAL RIGHTS..........  TENDERED SHARES OF PREFERRED STOCK MAY BE WITHDRAWN
                             AT ANY TIME PRIOR TO THE EXPIRATION DATE. SEE "THE OFFER -- WITHDRAWAL RIGHTS".

                                  THE COMPANY

     The Company is engaged in the development, exploration, acquisition and production of oil and natural gas properties, primarily in Louisiana and the shallow waters of the Gulf of Mexico. The Company's activities historically have been concentrated on lower-risk development drilling in north Louisiana and higher impact exploratory drilling in south Louisiana. As of January 1, 1999, 74% of the Company's estimated proved reserves were located in north Louisiana.

     The Company had proved reserves of 315 Bcfe at January 1, 1999 and produced
37.8 Bcfe in 1998. At March 31, 1999, the Company had approximately $321 million of long-term debt. At January 1, 1999, the Company had proved reserves with a PV-10 Value of $234 million. As of January 1, 1999, the Company held an interest in 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres and an interest in 584 gross (224.5 net) producing wells. For 1998, the Company's capital spending totaled $57 million, approximately 55% of which was spent on development activities and acquisitions.

     In April 1999, the Company entered into an exploration and development agreement with Phillips Petroleum Company ("Phillips") relating to certain of the Company's interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana (the "Phillips Transaction"). As a result of this transaction, the Company (1) received an $83 million cash payment (subject to post-closing adjustments), (2) retained a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production, as defined, applicable to the transferred property interests and (3) retained 25% of its working interest in the Cotton Valley formation. In addition, Phillips will, at its risk and expense, operate, develop, exploit and explore the properties thereby relieving the Company of significant operating, exploration and development costs in the future. The effective date of the transaction was May 1, 1999 and it closed on May 17, 1999. Following the

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Phillips Transaction, approximately 85% of the Company's reserves are natural gas and 74% are proved developed.

     In April 1999, the Company negotiated a private offering of $135 million principal amount, 14% Senior Secured Notes due 2003 maturing at 105% of stated principal amount (the "14% Notes"). The 14% Notes are secured by a first lien on substantially all of the Company's proved oil and natural gas properties remaining after the sale to Phillips and are guaranteed by three entities wholly-owned by the Company. As required pursuant to the terms of the indenture governing the 14% Notes, the Company has offered to repurchase $35 million principal amount of the 14% Notes at a repurchase price equal to 104% of the stated principal amount, plus accrued and unpaid interest to the date of the repurchase within 30 days of such closing. Such repurchase is expected to close by June 30, 1999.

     In April 1999, the Company began an offer to purchase ("Offer to Purchase") the outstanding principal amounts of its 7 7/8% Convertible Subordinated Notes due December 15, 1999 and its 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (collectively, the "Securities") at a price equal to $590 per $1,000 principal amount. On May 17, 1999, the Company funded the repurchase of $46.1 million of the Securities through the Offer to Purchase and will recognize an extraordinary gain of approximately $18.9 million in the second quarter of 1999.

     The net proceeds from the combination of these transactions and cash on hand were used by the Company to repay all borrowings outstanding under its credit facility of $115.5 million plus accrued interest, to fund cash collateral for a $1.5 million letter of credit (which was subsequently increased to $6.1 million), and to fund the repurchase of $46.1 million of Securities under the Offer to Purchase, all at May 17, 1999. The remaining net proceeds and cash flow from operations will be used to repurchase up to $35 million of 14% Notes at 104% of their stated principal amount and for general corporate purposes.

     For additional information concerning the Company, see "Certain Information Regarding the Company", "Unaudited Pro Forma Consolidated Financial Information" and the Company Documents.

                             REASONS FOR THE OFFER

     The Company is making the Offer at this time because:

     - The indentures governing the Company's indebtedness that is senior to the Preferred Stock restrict the payment of dividends on the Preferred Stock.

     - The Exchange will reduce or eliminate dividend arrearages (which currently aggregate approximately $6.8 million) on the Preferred Stock.

     - The Exchange provides a means for Holders to gain greater liquidity on their investment in the Company at a significant premium to the current trading value of the Preferred Stock.

     The Offer also allows a participating Holder the opportunity to receive significantly more shares of Common Stock than such Holder would be entitled to receive under the conversion provisions of the Preferred Stock. Absent the Offer to Exchange, each share of Preferred Stock is currently convertible into 3.47 shares of Common Stock. To the extent a Holder elects not to tender Preferred Stock pursuant to the Offer and the Offer is completed, the reduced amount of outstanding Preferred Stock may result in further reduced trading activity, which could adversely affect the market for the Preferred Stock. Such non-tendering Holder also would remain subject to the risk that the Company's financial condition and depressed industry conditions would continue to make it unable to pay dividends and arrearages on the Preferred Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON PAGE 25 FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFER.

                                        4
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                                  RISK FACTORS

     Holders should consider carefully the following factors, as well as the other information contained in this Offer to Exchange and the Company Documents.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE DEBT; INABILITY TO PAY DIVIDENDS ON PREFERRED STOCK; LACK OF LIQUIDITY AND SUBSTANTIAL CAPITAL REQUIREMENTS

     As of March 31, 1999, the Company had approximately $328 million principal amount of debt outstanding, stockholders' deficit of approximately $78 million and cash on hand of approximately $6.7 million. On May 17, 1999, the Company repaid the entire $115.5 million of borrowings outstanding under its revolving credit facility (the "Credit Facility") using proceeds from the sale of $135,000,000 stated principal amount of its 14% Notes and funded the repurchase of $46.1 million principal amount of its 8 1/2% Convertible Subordinated Debentures due 2000 and 7 7/8% Convertible Subordinated Notes due 1999 at a cost of $27.2 million using proceeds from the Phillips Transaction. The Company anticipates that it will fund its future debt service payments with the net cash proceeds remaining from sale of the 14% Notes and the Phillips Transaction and cash flow from operations. However, there can be no assurance that the Company will have sufficient funds to make all of its future debt service payments. If the Company is not able to meet its debt service obligations, the Company may be required to refinance or restructure all or a portion of its indebtedness, to sell assets, to reduce or delay planned capital expenditures or to seek protection under the federal bankruptcy laws.

     Under the Company's Certificate of Designations that sets forth the rights and preferences with respect to the Preferred Stock, Holders of Preferred Stock are entitled to receive a dividend of $2.625 per annum, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, for each share of Preferred Stock held. No dividends have been paid by the Company on the Preferred Stock since April 30, 1998. Such dividends are cumulative and, as of the date hereof, the Company is in arrears as to $3.94 per share, or an aggregate of $6.8 million, with respect to such dividends. Holders who tender their shares of Preferred Stock will not receive any such accrued but unpaid dividends with respect to such shares. Indentures governing the Company's outstanding debt effectively prohibit the Company from paying dividends on the Preferred Stock. There can be no assurance that Holders who do not tender their shares of Preferred Stock will receive any such dividends in the future.

     In the currently depressed oil and natural gas industry, the Company has limited cash flow for capital expenditures. The ability of the Company to service its debt levels and to finance capital expenditures depends significantly on various factors including the continuation of current price levels for oil and natural gas. The Company does not have access to a revolving credit facility to supplement its cash needs. The Company is subject to various commodity and economic factors beyond its control that may have an impact on its ability to exploit its exploration prospects. The Company is dependent upon its ability to obtain financing for acquiring, exploring and developing oil and natural gas properties beyond its internally generated cash flow. Historically, the Company has financed these activities primarily through the issuance of debt and equity securities, through various credit facilities and with internally generated funds. The Company currently has plans for substantial capital expenditures to continue its development and exploration activities. The Company's ability to expend the capital necessary to undertake or complete future activities is limited. No assurance can be given that the Company will have adequate funds available to it to carry out its strategy. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" in the Annual Report and the
10-Q.

RELINQUISHMENT OF ACCRUED AND FUTURE DIVIDENDS

     Holders who participate in the Exchange will relinquish all rights to accumulated dividends (which currently aggregate approximately $6.8 million) and will forego the right to any future dividends on the Preferred Stock.

PLANNED REVERSE STOCK SPLIT

     The Company expects to effect a 1 for 10 reverse stock split on July 30, 1999. There can be no assurance that, following such action, the Common Stock will trade at ten times its trading price prior to such action or that the liquidity of the Common Stock will not be reduced.
                                        5
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RESTRICTIVE DEBT COVENANTS

     The Company is subject to a number of significant covenants in its debt agreements that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur capital expenditures, incur additional indebtedness, repay other indebtedness, incur liens, enter into certain investments or acquisitions, repurchase or redeem capital stock, pay dividends, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and that otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company.

LACK OF ACCESS TO EQUITY CAPITAL

     The market price for the Company's Common Stock has been substantially depressed for an extended period of time, which has prevented the Company from seeking additional capital through sales of equity. Given the substantial leverage of the Company and other relevant market factors, it is unlikely that the Company will be able to raise equity capital in the foreseeable future.

LIMITED TRADING MARKET

     To the extent that Preferred Stock is tendered and accepted for payment pursuant to the Offer, the trading volume of Preferred Stock that remains outstanding could be more limited than historical levels. The extent of the market for the Preferred Stock and the availability of market quotations will depend upon the number of Holders of the Preferred Stock remaining at such time, the interest in maintaining a market in the Preferred Stock on the part of securities firms and other factors. As a result, there can be no assurance that any trading market for the Preferred Stock will exist after consummation of the Offer. A reduced trading volume also may make the trading price of Preferred Stock that is not purchased in the Offer more volatile.

DEPLETION OF RESERVES; NECESSITY OF SUCCESSFUL EXPLORATION AND DEVELOPMENT

     Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The Company's future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon the Company's success in efficiently developing its current reserves and acquiring additional reserves that are economically recoverable.

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

     There are numerous uncertainties in acquiring valuable oil and natural gas prospects and successfully exploring and developing them, in estimating quantities of proved reserves believed to have been discovered and projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in the Offer to Exchange and the Company Documents are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth in the Offer to Exchange and the Company Documents will ultimately be produced or that the proved undeveloped reserves set forth in the Offer to Exchange and the Company Documents will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net cash flows from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience.

The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the estimated future net cash flows should not be construed as representative of the fair market value of the proved reserves owned by the Company since estimated future net cash flows are based upon projected cash flows that do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ materially, from the results estimated. The Company's operations in south Louisiana in recent years are illustrative of these uncertainties. Accordingly, Holders are cautioned not to place undue reliance on the reserve data included in the Offer to Exchange and the Company Documents.

VOLATILITY OF OIL, NATURAL GAS AND NATURAL GAS LIQUIDS PRICES

     The Company's financial results are affected significantly by the prices received for its oil, natural gas and natural gas liquids production. Historically, the markets for oil, natural gas and natural gas liquids have been volatile. Throughout 1998 and into the first quarter of 1999, the prices of oil and natural gas fell sharply and reflected the volatility of commodity prices and the industry generally. The Company cannot predict future prices of oil and natural gas. Although both oil and natural gas prices recently have risen, should prices decline, the Company's results of operations and liquidity could be adversely impacted. The prices received by the Company for its oil, natural gas and natural gas liquids production and the levels of such production are subject to government regulation, legislation and policies. The Company's future financial condition and results of operations will depend primarily upon the prices received for its oil and natural gas production, as well as the costs of finding, acquiring, developing and producing reserves.

OPERATING HAZARDS AND UNINSURED RISKS

     Oil and natural gas drilling activities are subject to numerous risks, many of which are uninsurable, including the risk that no commercially viable oil or natural gas production will be obtained; many of such risks are beyond the Company's control. The decision to purchase, explore or develop a prospect or property will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain, and overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Technical problems encountered in actual drilling, completion and workover activities can delay such activity and add substantial costs to a project. Further, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices and limitations in the market for products.

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be partially or totally shut in for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity.

     The Company's oil and natural gas business also is subject to all of the operating risks associated with the drilling for and production of oil and natural gas, including, but not limited to, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater and shoreline contamination), blowouts, cratering, mechanical difficulties, fires, explosions, pollution and other risks, any of which could result in substantial losses to the Company. Although the Company maintains insurance at levels that it believes are consistent with industry practices, it is not fully insured against all risks. Losses and liabilities arising from uninsured and underinsured events could have a material adverse effect on the financial condition and operations of the Company.

GOVERNMENT LAWS AND REGULATIONS

     The Company's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted or the effect such changes may have on the Company's business or financial condition. See "Business and Properties -- Regulation" in the Annual Report.

     The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The discharge of oil, natural gas, oil and natural gas exploration and production wastes or other pollutants into the air, soil or water may give rise to liabilities on the part of the Company to the government and third parties and may require the Company to incur costs of remediation. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially and adversely affect the Company's operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired or sold by the Company. See "Business and Properties -- Regulation" in the Annual Report.

RISKS OF HEDGING TRANSACTIONS

     The Company regularly enters into hedging transactions for its natural gas production and likely will continue to do so in the future. Such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedges and may expose the Company to the risk of financial loss in certain circumstances, including possibly instances where the Company's production is less than expected or there is an unexpected event materially affecting prices. The natural gas swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. The Company is exposed to the credit risk of nonperformance by its hedging counterparties, which generally can be quantified as the amount of unrealized gains under the contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk Disclosure" in the Annual Report and the 10-Q and Note 10 to the Company's Financial Statements included in the 10-Q (the "Financial Statements").

COMPETITION

     The Company operates in a highly competitive environment with respect to acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of the Company's larger competitors possess and employ financial and personnel resources substantially greater than those available to the Company. Such companies may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than the Company's financial or personnel resources permit. The Company's ability to acquire additional reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that the Company will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its current operations and future prospects are dependent to a significant extent upon the efforts of several members of its senior management team. The loss of the services of certain of these key individuals could have an adverse effect upon the Company. The Company currently does not maintain insurance against the loss of any of these individuals.

CONTROL BY PRINCIPAL STOCKHOLDER

     Contour Production Company L.L.C. ("Contour") owns approximately 57% of the outstanding voting power of the Company. Accordingly, Contour is able to control the election of the Company's directors, the appointment of the Company's management, operations and affairs and the outcome of any corporate transaction or other matter submitted to the Company's stockholders for approval, including a merger, consolidation or sale of all or substantially all of the Company's assets. Circumstances may occur in which the interests of Contour, as the majority stockholder of the Company, may conflict with the interests of other stockholders of the Company.

                                   THE OFFER

SHARES OF PREFERRED STOCK

     Upon the terms and subject to the conditions of the Offer, the Company will exchange all of the shares of Preferred Stock outstanding, or such lesser number of shares of Preferred Stock as are validly tendered and not withdrawn prior to the Expiration Date for Common Stock at the rate of 15 shares of Common Stock for each share of Preferred Stock validity tendered and not withdrawn.

     The term "Expiration Date" means 12:01 a.m. New York City time, on Tuesday, July 27, 1999, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See "-- Extension of the Offer; Amendment" for a description of the Company's right to extend, delay or amend the Offer.

     This Offer to Exchange and the related Letter of Transmittal are being mailed to record holders of Preferred Stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Preferred Stock.

TERMS OF THE PREFERRED STOCK

     The following is a summary of the principal terms and conditions of the Preferred Stock, as provided in the Company's Certificate of Designation with respect to the Preferred Stock (the "Certificate of Designation"), which Certificate of Designation constitutes a part of the Company's Certificate of Incorporation, as amended. In addition, Holders of Preferred Stock have certain rights pursuant to the Delaware General Corporation Law.

Number of Shares
Outstanding                  1,733,628 shares.

Par Value                    $1.50 per share.

Dividends                    Cumulative dividends of $2.625 per share per annum,
                             accruing each February 1, May 1, August 1 and
                             November 1 payable when, as and if declared by the Company's Board of Directors out of funds legally available therefor.

Restriction on Dividends on
  Common Stock               No dividends may be declared or paid on the Common
                             Stock unless all accrued and unpaid dividends on the Preferred Stock shall have been paid in full.

Optional Redemption          The Preferred Stock is redeemable at the option of
                             the Company at the current redemption price of $26.05 per share, plus accrued and unpaid dividends, whether or not declared, to the redemption date.

Debenture Exchange           The Preferred Stock is exchangeable at the option
                             of the Company for the Company's 10 1/2%
                             Convertible Subordinated Debentures due 2004 at the rate of $1,000 principal amount of Debentures for each 40 shares of Preferred Stock.

Liquidation Preference       $25 per share, plus accrued and unpaid dividends,
                             prior to any payment in respect of Common Stock.

Conversion Rights            Holders may at any time convert each share of
                             Preferred Stock into 3.47 shares of Common Stock.

Voting Rights                Holders have one vote for each share of Preferred
                             Stock held on all matters submitted to a vote of stockholders, voting as a single class with the Common Stock.

Dividend Defaults            Holders are entitled to vote separately as a class
                             to elect two directors if the equivalent of six or more quarterly dividends (whether or not consecutive) on the Preferred Stock are in arrears.
                             As of June 25, 1999, the Company was six quarters in arrears on its quarterly dividends.

     As of June 25, 1999 each share of Preferred Stock had accumulated unpaid dividends of $3.94. For a more detailed description of the Preferred Stock, see "Annex A -- Description of Preferred Stock".

COMMON STOCK

     The Company is authorized to issue 200,000,000 shares of Common Stock, $.01 par value, of which 126,022,235 shares were outstanding on June 25, 1999. All shares of Common Stock have equal rights to participate in the distribution of assets in the event of a liquidation of the Company, subject to the preferences established on the Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders, and voting rights for the election of directors are noncumulative. Shares of Common Stock carry no conversion, preemptive or subscription rights and are not subject to redemption. All outstanding shares of Common Stock are fully paid and nonassessable. Although holders of Common Stock are entitled to receive any dividends declared thereon by the Board of Directors out of legally available funds, the Company has never paid a cash dividend on its Common Stock and does not anticipate paying any in the foreseeable future. Payment of dividends on the Common Stock is also restricted under the Company's credit agreements.

MARKET FOR THE COMMON STOCK AND PREFERRED STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock and Preferred Stock are traded on the NASDAQ SmallCap Market under the symbols "KOGC" and "KOGCP". The price ranges presented below represent high and low sale prices for each quarter, as reported by the NASDAQ Stock Market. On October 16, 1998, the Company was moved from the NASDAQ National Market to the NASDAQ SmallCap Market due to the Company's failure to maintain the minimum per share price requirements.

                                                                COMMON STOCK       PREFERRED STOCK
                                                                MARKET PRICES       MARKET PRICES
                                                              -----------------   -----------------
                                                               HIGH       LOW      HIGH       LOW
                                                              -------   -------   -------   -------
1997:
First quarter...............................................  $ 3 1/16  $ 1 7/8   $25 3/4   $23 3/4
Second quarter..............................................    3 1/16    1 11/16   26       22 1/2
Third quarter...............................................    3 1/4     2 3/16   26 7/8    24 1/4
Fourth quarter..............................................    3 15/16    2 1/8   25 1/2    21 1/2
1998:
First quarter...............................................  $ 2 13/16  $ 1 3/4  $25 3/4   $20 3/4
Second quarter..............................................    2 13/16    1 15/16   28 1/2   22
Third quarter...............................................    2 5/16    1        23 3/8    16
Fourth quarter..............................................    1 5/8       15/32   16 1/2    8
1999:
First quarter...............................................  $   31/32  $  15/32  $10 1/2  $ 3 11/16
Second quarter (through June 25)............................      13/16     13/32    5 3/8    3 7/16

     As of January 31, 1999, there were approximately 1,495 record holders of Common Stock and 120 record holders of Preferred Stock.

     Dividends on the Preferred Stock accrue quarterly at the rate of $.65625 per share. In January 1996, the Company announced the suspension of dividend payments on the Preferred Stock to conserve cash. On April 15, 1997, the Board of Directors of the Company declared a dividend of $2.625 per preferred share (approximately $4.6 million), which was paid on May 1, 1997. On April 14, 1998, the Company declared a dividend of $2.625 per share of Preferred Stock (approximately $4.6 million), which was paid on April 30, 1998. The indentures governing the Company's outstanding debt effectively prohibit the payment of future preferred dividends. As of May 1, 1999, the total amount of dividend payments in arrears was approximately $6.8 million, covering six quarters, giving the holders of Preferred Stock, as a group, the right to elect two additional directors to the Company's Board of Directors.

PROCEDURES FOR TENDERING PREFERRED STOCK

     Proper Tender of Preferred Stock. For shares of Preferred Stock to be validly tendered pursuant to the Offer, the certificates for such Preferred Stock, including the required signature guarantee (or confirmation of receipt of such Preferred Stock pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received prior to 12:01 a.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Exchange; or (b) the tendering Holder must comply with the guaranteed delivery procedure set forth below.

     Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is an "eligible guarantor institution" or a member of or participant in a recognized "signature guarantee program" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), unless: (i) the Letter of Transmittal is signed by the registered holders(s) of the Preferred Stock (which term, for purposes of this document, shall include any participant in DTC (as defined below) whose name appears on a security position listing as the owner of Preferred Stock) tendered herewith and such holder(s) have not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate for shares of Preferred Stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if Common Stock is to be issued, or shares of Preferred Stock not tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, the Exchange for Preferred Stock tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares of Preferred Stock and including the required signature guarantee (or a timely confirmation of a book-entry transfer of such shares of Preferred Stock into the Depositary's account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES OF PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE THAT DOCUMENTS ARE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

     Book-Entry Delivery. The Depository Trust Company ("DTC") has authorized DTC participants that hold Preferred Stock on behalf of beneficial owners of Preferred Stock through DTC to tender their Preferred Stock as if they were Holders. To effect a tender, DTC participants should either (i) complete and sign the Letter of Transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedure set forth above or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible (which acceptance will include an express acknowledgment from the participant in DTC tendering the Preferred Stock that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant), and cause DTC to transfer such Preferred Stock into the Depositary's account in accordance with DTC's procedures for transfer. The confirmation of a book-entry transfer of Preferred Stock into the Depositary's account at DTC as described above is referred to herein as "confirmation of a book-entry transfer".

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE
DEPOSITARY.

     Guaranteed Delivery. Holders whose Preferred Stock certificates are not immediately available, who cannot deliver their Preferred Stock certificates and all other required documents to the Depositary, or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date, must tender their Preferred Stock pursuant to the guaranteed delivery procedure set forth in this paragraph. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date; and (iii) the certificates for all physically delivered Preferred Stock certificates in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at DTC of all Preferred Stock delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     For a discussion of certain United States federal income tax consequences to tendering Holders, see "Certain United States Federal Income Tax Consequences".

     Determination of Validity; Rejection of Preferred Stock; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Preferred Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Preferred Stock will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares of Preferred Stock that it determines in its reasonable judgment are not in appropriate form or the acceptance for Exchange for which maybe unlawful. The Company also reserves the absolute right in its sole discretion to waive any defect or irregularity in any tender with respect to any particular shares of Preferred Stock or any particular Holder. No tender of shares of Preferred Stock will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Holder or waived by the Company. None of the Company, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Tendering Holder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of shares of Preferred Stock pursuant to any of the procedures described above will constitute the tendering Holder's acceptance of the terms and conditions of the Offer, as well as the tendering Holder's representation and warranty to the Company that: (a) such Holder has a net long position in the shares of Preferred Stock being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; and
(b) the tender of such shares of Preferred Stock complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Notes for such person's own account unless, at the time of tendering the person so tendering: (i) has a net long position equal to or greater than the amount of:
(x) shares of Preferred Stock tendered; or (y) other securities convertible into or exchangeable or exercisable for the shares of Preferred Stock tendered and will acquire such shares of Preferred Stock for tender by conversion, exchange or exercise; and (ii) will deliver or cause to be delivered such shares of Preferred Stock in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of shares of Preferred Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES OF PREFERRED STOCK, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Preferred Stock pursuant to the Offer are irrevocable. Preferred Stock tendered pursuant to the Offer may be withdrawn in accordance with the following procedures at any time prior to the Expiration Date. Following the Expiration Date, Preferred Stock tendered pursuant to the Offer and not accepted by the Company for exchange may be withdrawn at any time after 12:00 midnight, New York City time, on August 23, 1999.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Exchange. Any such notice of withdrawal must specify the name of the tendering Holder, the name of the registered Holder (if different from that of the person who tendered such Preferred Stock), the number of shares of Preferred Stock tendered, and the number of shares of Preferred Stock to be withdrawn. If the certificates for shares of Preferred Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Holder must also submit the serial numbers shown on the particular certificates for shares of Preferred Stock to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Preferred Stock tendered by an Eligible Institution). If shares of Preferred Stock have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Preferred Stock", the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Stock and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

     Withdrawals may not be rescinded, and any shares of Preferred Stock withdrawn will thereafter be deemed not tendered for purposes of the Offer, unless such withdrawn shares of Preferred Stock are validly retendered prior to the Expiration Date by again following one of the procedures described under "-- Procedures for Tendering Preferred Stock".

     If the Company extends the Offer, is delayed in its exchange of Preferred Stock, or is unable to exchange Preferred Stock pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Preferred Stock on behalf of the Company, and such Preferred Stock may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described herein.

EXTENSION OF THE OFFER; AMENDMENT

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of Preferred Stock by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company further reserves the right to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which the

Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

EXCHANGE OF PREFERRED STOCK; ISSUANCE OF REPLACEMENT CERTIFICATES FOR UNEXCHANGED PORTIONS

     For purposes of the Offer, the Company will be deemed to have accepted for Exchange shares of Preferred Stock that are validly tendered only when, as and if it gives oral or written notice to the Depositary of its acceptance of such shares of Preferred Stock for exchange pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, the Company will issue shares of Common Stock in exchange for all of the shares of Preferred Stock accepted for exchange pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, shares of Common Stock to be issued in exchange for shares of Preferred Stock will be issued only after timely receipt by the Depositary of certificates for shares of Preferred Stock (or of a timely confirmation of a book-entry transfer of such shares of Preferred Stock into the Depositary's account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     The Company will issue shares of Common Stock for shares of Preferred Stock tendered pursuant to the Offer by depositing the aggregate number of shares of Common Stock therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving shares of Common Stock from the Company and transferring such Common Stock to tendering Holders.

     Holders whose shares of Preferred Stock are tendered only in part will be issued new certificates representing the number of shares of Preferred Stock equal to the unexchanged portion of the Preferred Stock surrendered.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for exchange or exchange any shares of Preferred Stock tendered, and may terminate or amend the Offer, or may postpone the acceptance for exchange of, or the exchange of shares of Preferred Stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date hereof, and on or prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole discretion (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for exchange or exchange:

          (a) there shall have been threatened, instituted, or pending, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly: (i) challenges the making of the Offer, the acquisition of some or all of the shares of Preferred Stock pursuant to the Offer, or otherwise relates in any manner to the Offer; or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly: (i) make the acceptance for exchange of, or exchange for, some or all of the shares of Preferred Stock illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the shares of Preferred

     Stock; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) a tender or exchange offer with respect to some or all of the shares of Preferred Stock (other than the Offer), or the Common Stock or a merger or acquisition proposal for the Company, shall have been proposed, announced, or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its securities, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Preferred Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Preferred Stock; or

          (d) any change or changes shall have occurred, be pending, or threatened or be proposed, which have affected or could affect the business, scope, condition (financial or otherwise), assets, income, level of indebtedness, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

                   CERTAIN INFORMATION REGARDING THE COMPANY

RECENT DEVELOPMENTS

     The Board of Directors of the Company has approved changing the Company's name to Contour Energy Co. and its NASDAQ ticker symbol to CONC. Concurrent with the name change, the Company will establish the authorized capital stock of the Company at 22 million shares, 20 million of which will be designated as Common Stock and 2 million of which will be Preferred Stock, and will effect a 1-for-10 reverse split of the Common Stock, reducing the total outstanding shares of Common Stock from approximately 126 million to approximately 12.6 million. These actions have been approved by the Company's majority stockholder and are expected to become effective on July 30, 1999. None of the share information in this Offer to Exchange has been adjusted to reflect the reverse stock split. If the Offer is extended beyond the effective time of the reverse stock split, the Offer will automatically be converted to an offer to exchange 1.5 shares of Common Stock for each outstanding share of Preferred Stock validly tendered and not withdrawn.

     In May 1999, the Harry S. Bourg #2 development well was spud in the Bayou Sauveur field and is expected to reach a total depth of 18,500 feet near the end of July 1999. The well is the first development well in the Bayou Sauveur field. The Company believes this field has the potential to add significant proved reserves and value to the Company and to continue the de-leveraging of the Company commenced with the restructuring actions completed in May 1999. At year-end 1998, 21.4 bcfe of proved reserves were attributable to the Company's interest in the Bayou Sauveur field. The Company also plans to spud an exploration well on its Matagorda Island 620 block in 1999, which the Company believes has the potential to add significant reserves if successful.

FINANCIAL INFORMATION

     The following tables present summary historical consolidated financial data and the unaudited pro forma consolidated financial data for the Company to give effect to the Pro Forma Transactions (as defined below). The historical financial information for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999 is derived from the Financial Statements. The unaudited pro forma data are derived from the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Offer to Exchange. The unaudited pro forma income statement data and other financial data give effect to the Pro Forma Transactions as if they occurred on January 1, 1998. The unaudited pro forma balance sheet data as of March 31, 1999 gives effect to the Pro Forma Transactions as if they occurred on March 31, 1999. The pro forma financial information presented below is unaudited and is not necessarily indicative of financial results that would have occurred had the Pro Forma Transactions occurred on January 1, 1998 (for income statement data) or March 31, 1999 (for balance sheet data) and should not be viewed as indicative of operations in future periods. For purposes hereof, "Pro Forma Transactions" means the sale of the 14% Notes and the application of the proceeds therefrom (including the Subordinated Repurchase, as defined below), the consummation of the Phillips Transaction, the Company's outstanding offer to purchase up to $35 million stated principal amount of its 14% Notes (assuming $35 million stated principal amount of such notes is validly tendered and purchased) and the Offer, and "Subordinated Repurchase" means the purchase by the Company of an aggregate of approximately $46.1 million principal of its 7 7/8% Convertible Subordinated Notes due 1999 and its 8 1/2% Convertible Subordinated Debentures due 2000 at a purchase price of $590 per $1,000 principal amount thereof pursuant to an Offer to Purchase dated April 19, 1999, as amended. This information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information" included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Annual Report and the 10-Q and the Financial Statements.

                                                 YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                        ------------------------------------------   --------------------------------
                                                                         PRO FORMA                          PRO FORMA
                                          1996       1997       1998       1998       1998        1999        1999
                                        --------   --------   --------   ---------   -------   ----------   ---------
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Oil and gas revenues..................  $ 60,854   $ 75,864   $ 79,150   $ 55,338    $23,047    $ 15,507    $ 11,058
Interest and other income.............     1,429        274        505      1,139         24         161         338
                                        --------   --------   --------   --------    -------    --------    --------
    Total revenues....................    62,283     76,138     79,655     56,477     23,071      15,668      11,396
                                        --------   --------   --------   --------    -------    --------    --------
Production expenses...................    10,709     10,955     19,878     17,022      4,898       5,284       4,567
Exploration expenses..................     5,438      5,433     12,034     12,034      2,051       1,370       1,370
General and administrative expenses...     8,953      6,875      7,077      7,077      1,909       1,374       1,374
Interest and other debt expenses......    24,401     25,071     33,333     40,638      8,092       8,666       9,703
Restructuring expenses................     4,276         --         --         --         --          --          --
Depreciation, depletion and
  amortization........................    20,440     25,853     38,602     33,032     10,944       9,960       8,078
Impairment of oil and gas
  properties(1).......................        --         --     25,738     25,738         --          --          --
                                        --------   --------   --------   --------    -------    --------    --------
Income (loss) before income taxes and
  extraordinary item..................  $(11,934)  $  1,951   $(57,007)  $(79,064)   $(4,823)   $(10,986)   $(13,696)
                                        ========   ========   ========   ========    =======    ========    ========
Net income (loss).....................  $(28,964)  $  1,951   $(57,007)  $(53,569)   $(4,823)   $ 10,986)   $(13,696)
                                        ========   ========   ========   ========    =======    ========    ========
Basic and diluted loss per common
  share...............................  $  (0.37)  $  (0.03)  $  (0.49)  $  (0.43)   $ (0.05)   $  (0.10)   $  (0.09)
                                        ========   ========   ========   ========    =======    ========    ========
Book value per share..................  $  (0.31)  $  (0.04)  $  (0.53)  $  (0.25)   $ (0.08)   $  (0.62)   $  (0.33)
                                        ========   ========   ========   ========    =======    ========    ========
OTHER DATA:
Ratio of Earnings to Fixed
  Charges(2)..........................       N/A        1.1x       N/A        N/A        N/A         N/A         N/A
EBITDAX(3)............................  $ 42,621   $ 58,308   $ 52,700   $ 32,378    $16,264    $  9,010    $  5,455


                                                               AS OF MARCH 31, 1999
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET AND RELATED DATA:
Cash and cash equivalents...................................   $  6,710    $ 40,254
Total assets................................................    278,239     259,120
Long-term debt, including current maturities................    320,810     265,439
Stockholders' deficit.......................................    (77,925)    (41,673)

                                                                      AS OF
                                                                DECEMBER 31, 1998
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
PV-10 Value(4)..............................................   $234,284    $178,319

---------------

(1) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and the 10-Q and Note 2 to the Financial Statements contained in the 10-Q.


(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, excluding interest income of $0.9 million, $0.2 million, $0.2 million, $0.0 million and $0.2 million for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999, respectively, plus fixed charges. Fixed charges consist of interest expense and other debt expenses and interest within rental expense of $0.4 million, $0.3 million, $0.2 million, $0.0 million and $0.1 million for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively. For the years ended December 31, 1996 and 1998, and the three months ended March 31, 1998 and 1999, earnings were insufficient to cover fixed charges by $13.2 million, $57.4 million, $4.8 million and $11.3 million, respectively, and $51.8 million and $14.1 million for the year ended December 31, 1998, Pro Forma and the three months ended March 31, 1999, Pro Forma, respectively.



(3) EBITDAX is calculated as income (loss) before extraordinary items, excluding interest expense and other debt expenses, income taxes, exploration expenses, restructuring expense, depletion, depreciation, amortization and impairment of oil and gas properties. EBITDAX is not a measure of performance or cash flow as determined by generally accepted accounting principles ("GAAP"). Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDAX. The Company uses EBITDAX as a measure to gauge its operating performance, with emphasis placed on revenue and cost trends, changes from period to period and variances from management forecasts. The Company has excluded restructuring expenses, which management believes are nonrecurring, and excluded exploration expenses, which management believes provides more consistency in measuring operating performance of comparable companies, regardless of whether such companies use full cost accounting (and therefore do not expense exploration costs) or successful efforts accounting. In conjunction with EBITDAX, the Company uses GAAP and other operating measures to evaluate its operating performance. The Company does not, and did not during any of the periods presented above, use any single specific measure, including EBITDAX, to evaluate or modify the conduct of its operations. In addition, EBITDAX is a measure used by certain investors in evaluating the operating performance of comparable oil and gas exploration and production companies. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of the Company's operating performance or liquidity. EBITDAX is not necessarily comparable to a similarly titled measure of another company.


(4) "PV-10 Value" means with respect to any oil and gas assets the aggregate net present value of such oil and gas assets calculated before income taxes and discounted at 10 percent in accordance with SEC guidelines (including using pricing provisions based on the most recent year-end prices), as reported in the most recently prepared or audited report of the Company's independent petroleum engineers. The PV-10 Value as of December 31, 1998 was calculated using prices of $10.81 per barrel of oil and $2.07 per Mcf of natural gas. PV-10 Value is not necessarily indicative of actual future cash flows. See "Risk Factors -- Uncertainties in Estimating Reserves and Future Net Cash Flows".

SUMMARY RESERVE AND OPERATING DATA

     The following table sets forth certain summary reserve and operating data for each of the three years in the period ended December 31, 1998. The Company's estimated net proved reserves for each of the three years in the period ended December 31, 1998 are based on a reserve report prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers. Detailed additional information concerning the Company's oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the Financial Statements.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
ESTIMATED PROVED RESERVES (PERIOD-END):
Oil and other liquid hydrocarbons (Mbbls)...................     1,466      2,953      5,294
Natural gas (Mmcf)..........................................   297,634    354,867    283,559
Natural gas equivalent (Mmcfe)..............................   306,430    372,585    315,323
% proved developed..........................................        59%        73%        64%
PV-10 Value(1) (in thousands)...............................  $518,184   $378,811   $234,284
PRODUCTION DATA:
Oil and other liquid hydrocarbons (Mbbls)...................       232        226        375
Natural gas (Mmcf)..........................................    23,466     30,202     35,557
Natural gas equivalent (Mmcfe)..............................    24,858     31,558     37,807
AVERAGE SALES PRICE PER UNIT:
Oil and other liquid hydrocarbons (per Bbl).................  $  22.11   $  19.34   $  13.09
Natural gas (per Mcf)(2)....................................      2.30       2.27       2.09
Natural gas equivalent (per Mcfe)(2)........................      2.37       2.31       2.10
AVERAGE PRODUCTION EXPENSES (PER MCFE)......................  $   0.43   $   0.35   $   0.53
GENERAL AND ADMINISTRATIVE EXPENSES (PER MCFE)..............  $   0.36   $   0.22   $   0.19
INTEREST EXPENSE (PER MCFE).................................  $   0.98   $   0.79   $   0.88

---------------

(1) PV-10 Value is not necessarily indicative of actual future cash flows. See "Risk Factors -- Uncertainties in Estimating Reserves and Future Net Cash Flows".

(2) Includes the effects of the Company's hedging activities.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 give effect to the Pro Forma Transactions as if each had occurred on January 1, 1998. The following unaudited pro forma consolidated balance sheet as of March 31, 1999 gives effect to the Pro Forma Transactions as if each had occurred on March 31, 1999. The unaudited pro forma consolidated balance sheet as of March 31, 1999 and statement of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 are based upon the Financial Statements.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been had the Pro Forma Transactions in fact occurred on the assumed dates, particularly in light of the nature of the Phillips Transaction regarding volumes that are contracted to be delivered in certain years. See footnote 3 to the Pro Forma Statements of Operations. In addition, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of future operations of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and the 10-Q and the Financial Statements.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES
                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                                                                         ADJUSTMENTS
                                                    -----------------------------------------------------
                                                       SALE OF       PHILLIPS     SUBORDINATED   OFFER TO
                                       HISTORICAL   THE 14% NOTES   TRANSACTION    REPURCHASE    EXCHANGE   PRO FORMA
                                       ----------   -------------   -----------   ------------   --------   ---------
                                                                       (IN THOUSANDS)
ASSETS

Cash and cash equivalents............  $   6,710      $  15,250(1)   $ 46,600(4)    $(28,306)(8)            $  40,254
Accounts receivable..................     17,926                                                               17,926
Accounts receivable -- drilling
  programs...........................        573                                                                  573
Prepaid expenses and other current
  assets.............................        768                                                                  768
                                       ---------      ---------      --------       --------     -------    ---------
  Total current assets...............     25,977         15,250        46,600        (28,306)                  59,521
                                       ---------      ---------      --------       --------     -------    ---------
Unproved properties..................     38,455                                                               38,455
Properties subject to amortization...    500,980                      (57,505)(5)                             443,475
Pipelines and other transportation
  assets, at cost....................      1,582                                                                1,582
Furniture, fixtures and equipment....      3,567                                                                3,567
                                       ---------      ---------      --------       --------     -------    ---------
  Total property and equipment.......    544,584                      (57,505)                                487,079
Less: Accumulated depreciation,
  depletion and amortization.........   (293,620)                                                            (293,620)
                                       ---------      ---------      --------       --------     -------    ---------
  Total property and equipment,
    net..............................    250,964                      (57,505)                                193,459
                                       ---------      ---------      --------       --------     -------    ---------
Other non-current assets, net........      1,298          6,981(2)     (2,139)(6)                               6,140
                                       ---------      ---------      --------       --------     -------    ---------
        Total assets.................  $ 278,239      $  22,231      $(13,044)      $(28,306)               $ 259,120
                                       =========      =========      ========       ========     =======    =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable and accrued
  expenses...........................  $  35,078                                                            $  35,078
Accounts payable -- drilling
  programs...........................        276                                                                  276
Current portion of long-term debt....     32,851                                     (27,486)(8)                5,365
                                       ---------      ---------      --------       --------     -------    ---------
  Total current liabilities..........     68,205                                     (27,486)                  40,719
                                       ---------      ---------      --------       --------     -------    ---------
Credit Facility......................    111,500       (111,500)(3)                                                --
14% Senior Secured Notes.............         --        135,000(3)    (35,000)(4)                             100,000
10 3/8% Senior Subordinated Notes....    150,818                                                              150,818
8 1/2% Convertible Subordinated
  Debentures.........................     25,641                                     (16,385)(8)                9,256
                                       ---------      ---------      --------       --------     -------    ---------
  Total long-term debt...............    287,959         23,500       (35,000)       (16,385)                 260,074
                                       ---------      ---------      --------       --------     -------    ---------
        Total liabilities............    356,164         23,500       (35,000)       (43,871)                 300,793
                                       ---------      ---------      --------       --------     -------    ---------
Preferred stock......................      2,600                                                 $(2,600)(9)        --
Common stock.........................      1,260                                                     260(9)     1,520
Additional paid-in capital...........    300,653                                                   2,340(9)   302,993
Retained earnings....................   (382,438)        (1,269)(2)    21,956(7)      15,565(10)             (346,186)
                                       ---------      ---------      --------       --------     -------    ---------
        Total stockholders'
          deficit....................    (77,925)        (1,269)       21,956         15,565                  (41,673)
                                       ---------      ---------      --------       --------     -------    ---------
        Total liabilities and
          stockholders' deficit......  $ 278,239      $  22,231      $(13,044)      $(28,306)               $ 259,120
                                       =========      =========      ========       ========     =======    =========

---------------

 (1) To record the cash proceeds from the sale of the 14% Notes in excess of the repayment of the Credit Facility.

 (2) To record the debt issuance costs associated with the sale of the 14% Notes and the extraordinary loss associated with writeoff of the remaining capitalized issuance costs associated with the Credit Facility.

 (3) To record the aggregate stated principal amount of the 14% Notes sold and the application of a portion of the net proceeds from the sale of the 14% Notes to repay all outstanding borrowings under the Credit Facility.

 (4) To record cash proceeds from the conveyance of oil and gas properties pursuant to the Phillips Transaction in excess of the repurchase of $35 million stated principal amount of 14% Notes at 104% of the stated principal amount pursuant to the Offer.

 (5) To record the adjustment to oil and gas properties pursuant to the Phillips Transaction. The Company has not completed its analysis of specific costs of oil and gas properties and related accumulated depreciation, depletion and amortization being sold and, accordingly, the reduction of properties subject to amortization is presented net of estimated accumulated depreciation, depletion and amortization.

 (6) To record the writeoff of debt issuance costs associated with the repurchase of 14% Notes.

 (7) The pro forma adjustment to retained earnings resulting from the Phillips Transaction includes the following:

    Gain on the conveyance of the oil and gas properties
     pursuant to the Phillips Transaction...................  $25,495
    Writeoff of a proportionate amount of debt issuance
     costs associated with the repurchase of the 14%
     Notes..................................................   (2,139)
    Extraordinary loss on the repurchase of the 14% Notes...   (1,400)
                                                              -------
    Net gain................................................  $21,956
                                                              =======

 (8) To record the repurchase, net of deferred debt expenses, of the $46.1 million aggregate principal amount of subordinated debt repurchased pursuant to the Subordinated Repurchase.

 (9) Reflects the conversion of 1,733,628 shares of Preferred Stock (assumes a 100% tender offer acceptance rate) at the conversion rate of 15:1, into 26,004,420 shares of Common Stock.

(10) The pro forma adjustment to retained earnings resulting from the Subordinated Repurchase includes the following:

     Extraordinary gain resulting from the extinguishment of
      subordinated debt.....................................  $16,663
     Commissions............................................   (1,098)
                                                              -------
     Net gain...............................................  $15,565
                                                              =======

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                         ADJUSTMENTS
                                              -----------------------------------------------------------------
                                                 SALE OF           PHILLIPS        SUBORDINATED        OFFER
                               HISTORICAL     THE 14% NOTES     TRANSACTION(5)      REPURCHASE      TO EXCHANGE     PRO FORMA
                               ----------     -------------     --------------     ------------     -----------     ---------
                                                                       (IN THOUSANDS)
Oil and gas revenues.........   $ 79,150                           $(23,812)(3)                                     $ 55,338
Interest and other income....        505        $    370(1)             264(4)                                         1,139
                                --------        --------           --------          -------          -------       --------
 Total revenues..............     79,655             370            (23,548)                                          56,477
                                --------        --------           --------          -------          -------       --------
Production expenses..........     19,878                             (2,856)(6)                                       17,022
Exploration expenses.........     12,034                                                                              12,034
General and administrative
 expenses....................      7,077                                                                               7,077
Interest and other debt
 expenses....................     33,333          16,529(2)          (5,484)(7)      $(3,740)(9)                      40,638
Depreciation, depletion and
 amortization................     38,602                             (5,570)(8)                                       33,032
Impairment of oil and gas
 properties..................     25,738                                                                              25,738
                                --------        --------           --------          -------          -------       --------
 Total expenses..............    136,662          16,529            (13,910)          (3,740)                        135,541
                                --------        --------           --------          -------          -------       --------
Loss before income taxes.....    (57,007)        (16,159)            (9,638)           3,740                         (79,064)
Income taxes.................
                                --------        --------           --------          -------          -------       --------
Net loss(11).................    (57,007)        (16,159)            (9,638)           3,740                         (79,064)
Preferred stock dividends....     (4,550)                                                              (6,704)(10)   (11,254)
                                --------        --------           --------          -------          -------       --------
Net loss applicable to common
 stock.......................   $(61,557)       $(16,159)          $ (9,638)         $ 3,740           (6,704)      $(90,318)
                                ========        ========           ========          =======          =======       ========
Basic and diluted loss per
 common share................   $  (0.49)                                                                           $  (0.60)
                                --------                                                                            --------
Weighted average common
 shares outstanding..........    125,783                                                               26,004(10)    151,787
                                ========                                                              =======       ========


---------------

(1) To record interest income on the net cash proceeds from the sale of the 14% Notes in excess of the repayment of the Credit Facility.

(2)  The pro forma adjustment to interest expense includes the following:

14% Notes...................................................  $21,172
Amortization of costs from the sale of the 14% Notes........    2,063
Credit Facility.............................................   (8,170)
Writeoff of remaining debt issuance costs associated with
 Credit Facility............................................    1,464
                                                              -------
                                                              $16,529
                                                              =======


(3) Pursuant to the Phillips Transaction, the Company received an $83 million cash payment, retained a 42 Bcfe volumetric overriding royalty interest
     (VORI) and retained 25% of its interest in the Cotton Valley formation. Actual revenues generated by the properties included in the Phillips Transaction totaling approximately $34.5 million on 16.1 Bcfe of production were removed. Revenues generated by the VORI of approximately $10.7 million were included based on the percentage of actual 1999 VORI production to estimated 1999 production from the properties, multiplied by the actual 1998 production from the properties. This agreement also will allow the Company to forego an estimated $40 million in capital expenditures and an estimated $40 million in operating costs over the next ten years. The VORI is projected to peak at an average net production level of 26.5 million cubic feet of gas per day during 2001, building up from a level of 9.5 million cubic feet per day in 1999, as follows:


                                                                    1999   2000   2001   2002   2003   2004   2005   2006
                                                                    ----   ----   ----   ----   ----   ----   ----   ----
     Bcf.........................................................   2.29   4.22   9.60   7.78   6.35   3.66   4.63   3.37

     In the aggregate, the Company expects the contracted volumes to approximate the actual volumes it would have received from its proved producing reserves over the contract period had the Phillips Transaction not been consummated.

     To record the reduction in 1998 gas revenues resulting from the Company receiving only 2.29 Bcf from the retained overriding royalty interest between May 1, 1999 (the effective date of the Phillips Transaction) and December 31, 1999. Pro forma rules require that the specific terms of the transaction be reflected. However, management believes that if the Phillips Transaction had actually occurred on January 1, 1998, the transaction would have resulted in the Company retaining significantly more volumes than are to be received in 1999 and, consequently, than are reflected in the 1998 pro forma financial statements, because of both the significant 1998 production from these properties and the significant capital investment required to achieve such production.

(4) To record interest income on the net cash proceeds from the Phillips Transaction in excess of the repurchase of $35 million of 14% Notes at 104% of the stated principal amount.


(5) Excludes the estimated gain of $25.5 million on conveyance of oil and gas properties pursuant to the Phillips Transaction. The Company has not completed its analysis of the specific costs of the oil and gas properties and related accumulated depreciation, depletion and amortization being sold, and, accordingly, the gain is subject to further adjustment.


(6) To record the reduction in lease operating expenses pursuant to the Phillips Transaction.

(7) To record the reduction in interest expense related to the repurchase of 14% Notes.

(8) To record the reduction in depreciation, depletion and amortization pursuant to the Phillips Transaction.

(9)  The pro forma adjustment to interest expense includes the following:

7 7/8% Convertible Subordinated Notes.......................  $(2,281)
8 1/2% Convertible Subordinated Debentures..................   (1,459)
                                                              -------
                                                              $(3,740)
                                                              =======

(10) Reflects the conversion of 1,733,628 shares of Preferred Stock (assumes a 100% tender offer acceptance rate) at the conversion rate of 15:1, into 26,004,420 shares of Common Stock. Also reflects the excess of the fair value of the exchange offer over the fair value of the original conversion terms. The entry may be summarized as follows:

Elimination of dividends....................................  $  4,550
Excess fair value...........................................   (11,254)
                                                              --------
Additional reduction of earnings available to common
  stockholders..............................................  $ (6,704)
                                                              ========

(11) Net loss from continuing operations excludes the extraordinary loss of $3,539, from the repurchase of $35 million of 14% Notes at 104% of the stated principal amount, the extraordinary loss of $1,269 from repayment of the Credit Facility; and the extraordinary gain of $15,565 from the repurchase of $46.1 million of the outstanding amount of the 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures.

                 KELLEY OIL & GAS CORPORATION AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                            ADJUSTMENTS
                                                         -------------------------------------------------
                                                          SALE OF
                                                          THE 14%     PHILLIPS     SUBORDINATED   OFFER TO
                                            HISTORICAL     NOTES     TRANSACTION    REPURCHASE    EXCHANGE   PRO FORMA
                                            ----------   ---------   -----------   ------------   --------   ---------
                                                                          (IN THOUSANDS)
Oil and gas revenues......................   $ 15,507                 $ (4,449)(3)                           $ 11,058
Interest and other income.................        161    $     80(1)        97(4)                                 338
                                             --------    --------     --------       -------      -------    --------
  Total revenues..........................     15,668          80       (4,352)                                11,396
                                             --------    --------     --------       -------      -------    --------
Production expenses.......................      5,284                     (717)(5)                              4,567
Exploration expenses......................      1,370                                                           1,370
General and administrative expenses.......      1,374                                                           1,374
Interest and other debt expenses..........      8,666       3,338(2)    (1,371)(6)   $  (930)(8)                9,703
Depreciation, depletion and
  amortization............................      9,960                   (1,882)(7)                              8,078
                                             --------    --------     --------       -------      -------    --------
  Total expenses..........................     26,654       3,338       (3,970)         (930)                  25,092
                                             --------    --------     --------       -------      -------    --------
Loss before income taxes..................    (10,986)     (3,258)        (382)          930                  (13,696)
Income taxes..............................
                                             --------    --------     --------       -------      -------    --------
Net loss..................................    (10,986)     (3,258)        (382)          930                  (13,696)
Preferred stock dividends.................     (1,137)                                            $ 1,137(9)
                                             --------    --------     --------       -------      -------    --------
Net loss applicable to common stock.......   $(12,123)     (3,258)    $   (382)      $   930      $ 1,137    $(13,696)
                                             ========    ========     ========       =======      =======    ========
Basic and diluted loss per common
  share...................................   $  (0.10)                                                       $  (0.09)
                                             ========                                                        ========
Weighted average common shares
  outstanding.............................    126,022                                              26,004(9)  152,026
                                             ========                                             =======    ========

---------------

(1) To record interest income on the net cash proceeds from the sale of the 14% Notes in excess of the repayment of the Credit Facility.

(2)  The pro forma adjustment to interest expense includes the following:

14% Notes...................................................  $ 5,293
Amortization of costs from the sale of the 14% Notes........      516
Credit Facility, including amortization of debt issuance
 costs......................................................   (2,471)
                                                              -------
                                                              $ 3,338
                                                              =======

(3) Pursuant to the Phillips Transaction, the Company received an $83 million cash payment, retained a 42 Bcfe volumetric overriding royalty interest
     (VORI) and retained 25% of its interest in the Cotton Valley formation. This agreement also will allow the Company to forego an estimated $40 million in capital expenditures and an estimated $40 million in operating costs over the next ten years. The VORI is projected to peak at an average net production level of 26.5 million cubic feet of gas per day during 2001, building up from a level of 9.5 million cubic feet per day in 1999, as follows:

                                                             1999   2000   2001   2002   2003   2004   2005        2006
                                                             ----   ----   ----   ----   ----   ----   ----        ----
     Bcf..................................................   2.29   4.22   9.60   7.78   6.35   3.66   4.63        3.37

     In the aggregate, the Company expects the contracted volumes to approximate the actual volumes it would have received from its proved producing reserves over the contract period had the Phillips Transaction not been consummated.


     To record the reduction in gas revenues for the first quarter of 1999 resulting from the Company receiving only 0.9 Bcf from the retained overriding royalty interest from January 1, 1999 to March 31, 1999. The gas volumes represent the first quarters production retained through the VORI. Actual revenues generated by the properties included in the Phillips Transaction totaling approximately $5.9 million on 3.4 Bcfe of production were removed. Revenues generated by the VORI of approximately $1.5 million were included based on the percentage of actual 2000 VORI production to estimated 2000 production from the properties, multiplied by the actual 1999 production from the properties.


(4) To record interest income on the net cash proceeds from the Phillips Transaction in excess of the repurchase of $35 million of 14% Notes at 104% of the stated principal amount.

(5) To record the reduction in lease operating expenses pursuant to the Phillips Transaction.

(6) To record the reduction in interest expense related to the repurchase of 14% Notes.

(7) To record the reduction in depreciation, depletion and amortization pursuant to the Phillips Transaction.

(8)  The pro forma adjustment to interest expense includes the following:

7 7/8% Convertible Subordinated Notes.......................  $  (570)
8 1/2% Convertible Subordinated Debentures..................     (360)
                                                              -------
                                                              $  (930)
                                                              =======

(9) Reflects the conversion of 1,733,628 shares of Preferred Stock, (assumes a 100% tender offer acceptance rate) at the conversion rate of 15:1, into 26,004,420 shares of Common Stock.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain United States ("U.S.") federal income tax consequences to Holders of Preferred Stock who exchange their Preferred Stock for Common Stock pursuant to the Offer to Exchange. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. Tax consequences which are different from or in addition to those described herein may apply to Holders of Preferred Stock who are subject to special treatment under the U.S. federal income tax laws, such as non-U.S. persons, tax exempt organizations, financial institutions, insurance companies, broker-dealers, Holders who hold their Preferred Stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Preferred Stock and one or more other investments, and persons who acquired their shares in compensatory transactions. This discussion does not address non-U.S. or state or local tax considerations.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED BELOW ARE FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE EXCHANGE TO A HOLDER OF PREFERRED STOCK. EACH HOLDER OF PREFERRED STOCK SHOULD CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE EXCHANGE IN LIGHT OF SUCH HOLDER'S OWN SITUATION.

     The Exchange should constitute a reorganization under section 368(a) of the Code. Provided that the Exchange constitutes a reorganization under section 368(a) of the Code, the following U.S. federal income tax consequences will occur:

          1. the Company will not recognize gain or loss as a result of the Exchange;

          2. a Holder of Preferred Stock will not recognize gain or loss upon the receipt of shares of Common Stock solely in exchange for shares of Preferred Stock pursuant to the Offer to Exchange;

          3. the aggregate tax basis of the shares of Common Stock received by a Holder in exchange for such Holder's shares of Preferred Stock will be the same as the aggregate tax basis of the Preferred Stock surrendered in exchange therefor; and

          4. the holding period of the shares of Common Stock received by a Holder in exchange for such Holder's shares of Preferred Stock will include the holding period of the shares of the Preferred Stock surrendered in exchange therefor, provided that such shares of Preferred Stock are held as capital assets at the effective time of the Exchange.

                     CERTAIN SECURITIES LAWS CONSIDERATIONS

     All of the 1,733,628 shares of Preferred Stock outstanding were issued by a predecessor of the Company in 1994 pursuant to a public offering registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The shares of Common Stock to be issued in the Exchange are being offered pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the shares of Common Stock issued in the Exchange to persons or entities not affiliated with the Company should not be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act, and such shares will be freely tradeable by such non-affiliated persons or entities.

                      INTERESTS OF DIRECTORS AND OFFICERS;
              TRANSACTIONS AND ARRANGEMENTS CONCERNING SECURITIES

     The Company is not aware of any of its directors, officers, or affiliates that will be tendering Preferred Stock pursuant to the Offer. Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Preferred Stock during the 40 business days prior to the date hereof.

            EFFECTS OF THE OFFER ON THE MARKET FOR PREFERRED STOCK;
                      REGISTRATION UNDER THE EXCHANGE ACT

     The Company's exchange of shares of Preferred Stock pursuant to the Offer will reduce the number of shares of Preferred Stock that might otherwise be traded publicly and may reduce the number of Holders.

     The Preferred Stock is registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its holders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its exchange of Common Stock for Preferred Stock pursuant to the Offer may result in the Preferred Stock becoming eligible for deregistration under the Exchange Act.

                  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Preferred Stock as contemplated herein or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Preferred Stock by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for exchange of or exchange of Preferred Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for exchange and exchange shares of Preferred Stock are subject to certain conditions. See "The Offer -- Certain Conditions of the Offer".

                 EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth under "The Offer -- Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for exchange, and exchange for, any shares of Preferred Stock by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for exchange or exchange any shares of Preferred Stock not theretofore accepted for exchange or exchanged or, subject to applicable law, to postpone exchange of shares of Preferred Stock upon the occurrence of any of the conditions specified under "The
Offer -- Certain Conditions of the Offer" hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay exchange for shares of Preferred Stock which it has accepted for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Preferred Stock tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth under the caption "The Offer -- Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Preferred Stock or by decreasing the number of shares of Preferred Stock being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(c)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of shares of Preferred Stock sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If: (i) the Company increases or decreases the price to be paid for shares of Preferred Stock or the number of shares of Preferred Stock being sought in the Offer; and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent, or given in the manner specified herein, the Offer will then be extended until the expiration of such ten business days.

                               FEES AND EXPENSES

     The Depositary for the Offer is ChaseMellon Bank, National Association. The Information Agent for the Offer is D.F. King & Company, Inc. The Company has not retained any dealer manager or other agent to solicit tenders with respect to the Offer.

     All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to one of the addresses or telephone numbers set forth in this Offer to Exchange.

     The Information Agent may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Exchange and related materials to beneficial owners of Preferred Stock.

     Requests for information or additional copies hereof or the Letter of Transmittal should be directed to the Information Agent or the Depositary.

     The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     All fees and expenses of the Company attributable to the Offer will be paid by the Company.

     The Company will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Preferred Stock pursuant to the Offer. The Company will, however, upon request through the Information Agent, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Preferred Stock held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its exchange of Preferred Stock except as otherwise provided in Instruction 10 in the Letter of Transmittal.

                                 MISCELLANEOUS

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Preferred Stock residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption "Additional Information Regarding the Company" with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                            KELLEY OIL & GAS CORPORATION

June 28, 1999

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Notes and any other required documents should be sent or delivered by each Holder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.

       BY REGISTERED OR                                                HAND DELIVERY OR
        CERTIFIED MAIL:              BY OVERNIGHT COURIER:                IN PERSON:
   Chase Mellon Shareholder        Chase Mellon Shareholder        Chase Mellon Shareholder
        Services, L.L.C                 Services, L.L.C                 Services, L.L.C
     Post Office Box 3301             85 Challenger Road-          120 Broadway, 13th Floor
  South Hackensack, NJ 07606            Mail Drop-Reorg               New York, NY 10271
Attn: Reorganization Department    Ridgefield Park, NJ 07660    Attn: Reorganization Department
                                Attn: Reorganization Department


                                 BY FACSIMILE:

                                 (201) 296-4293

                         CONFIRM FACSIMILE BY TELEPHONE

                                 (201) 296-4860

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005

                        Banks and Brokers Call Collect:

                                 (212) 269-5550

                                       or
                           All Others Call Toll-Free:

                                 (800) 488-8095

     Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Depositary and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth above. Holders also may contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                                    ANNEX A

                         DESCRIPTION OF PREFERRED STOCK

     The following summary description of the Preferred Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and related Certificate of Designation governing the Preferred Stock.

     General. The Company is authorized to issue 4,269,722 shares of Preferred Stock, which is a series of preferred stock designated as $2.625 Convertible Exchangeable Preferred Stock, of which 1,733,628 shares were outstanding as of June 25, 1999. The Company's Certificate of Incorporation authorizes the Company to issue, without any action on the part of its stockholders, an aggregate of 20,000,000 shares of preferred stock, par value $1.50 per share. The Company's Board of Directors has authority to divide the preferred stock into one or more series and has broad authority to determine the relative rights and preferences of the shares within each series, including voting rights.

     Dividends. Holders of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, cash dividends at an annual rate of $2.625 per share, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning August 1, 1994. If that date is a Saturday, Sunday or legal holiday, however, the dividend will be payable on the next business day. Dividends will accrue and be cumulative from the date of first issuance of the Preferred Stock and will be payable to holders of record on the record date for each dividend payment fixed by the Board of Directors.

     The Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock that ranks junior as to dividends to the Preferred Stock ("Junior Dividend Stock"). No dividend (other than dividends payable solely in Common Stock or any other Preferred Stock) may be paid on Junior Dividend Stock and no purchase, redemption or other acquisition of Junior Dividend Stock may be made unless all accrued and unpaid dividends on the Preferred Stock, including the full dividend for the then-current quarterly dividend period, have been paid or declared and set apart for payment.

     The Company may not pay dividends on any class or series of stock, if hereafter issued, having parity with the Preferred Stock as to dividends ("Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Preferred Stock. In addition, the Company may not pay dividends on the Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Parity Dividend Stock. Whenever all accrued dividends are not paid in full on Preferred Stock or any Parity Dividend Stock, all dividends declared on the Preferred Stock and the Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared per share on the Preferred Stock and the Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends per share on the Preferred Stock and the Parity Dividend Stock bear to each other.

     If the Company hereafter issues any series or class of stock that ranks senior as to dividends to the Preferred Stock ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Stock, the Company may not pay any dividend on the Preferred Stock. The Company has no Senior Dividend Stock outstanding on the date of this Prospectus.

     The dividend payable on Preferred Stock for each quarterly dividend period is computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any period shorter than a full quarterly dividend period are computed on the basis of a 360-day year of twelve 30-day months. No interest is payable on any scheduled Preferred Stock dividend that may be in arrears.

     Under Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the Delaware General Corporation Law (the "DGCL"), or if no surplus is available, out of its net profits for the fiscal year in which the dividend or distribution is declared and the preceding fiscal year. No dividends or distributions may be declared or paid if the Company is or would be rendered insolvent by virtue of the dividend or distribution, or if the declaration, payment or distribution would contravene the Company's Certificate of Incorporation.

     Liquidation Rights. In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Preferred Stock are entitled to receive the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock hereafter issued that ranks junior as to liquidation rights to the Preferred Stock ("Junior Liquidation Stock"). Holders of Preferred Stock are not be entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Preferred Stock ("Senior Liquidation Stock"), if any, has been paid in full. The holders of Preferred Stock and any series or class of stock hereafter issued that ranks on a parity as to liquidation rights with the Preferred Stock ("Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution (after payment of the liquidation preference on any Senior Liquidation Stock) that is not sufficient to pay in full the aggregate liquidation preference on both the Preferred Stock and the Parity Liquidation Stock.

     After payment in full of the liquidation preference plus any accrued and unpaid dividends on the Preferred Stock, the holders will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Voting Rights. The Holders of Preferred Stock have one vote for each share held on all matters submitted to a vote of the stockholders of the Company, voting as a single class with the outstanding shares of Common Stock, except as described below or as required by law. Shares of Preferred Stock held by the Company or any entity controlled by the Company have no voting rights.

     Whenever dividends on the Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of the Company's Board of Directors will be increased by two, and the holders of Preferred Stock, voting separately as a class, will be entitled to select the two additional directors to the Board of Directors at any meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears. These voting rights will terminate when all dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon that payment or provision for payment.

     In addition, so long as any Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least
66 2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation, as amended, or the by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any Senior Dividend Stock, any Senior Liquidation Stock or any security convertible into Senior Dividend Stock or Senior Liquidation Stock or (iii) effect any reclassification of the Preferred Stock.

     Redemption at Option of Company. The Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, if redeemed during the 12-month period ending April 30 of any year specified below, at the following redemption prices:

                                   PRICE                                         PRICE
YEAR                             PER SHARE   YEAR                              PER SHARE
----                             ---------   ----                              ---------
1998...........................   $26.58     2002...........................    $25.53
1999...........................    26.31     2003...........................     25.26
2000...........................    26.05     2004 and thereafter............     25.00
2001...........................    25.79

plus in each case accrued and unpaid dividends to the redemption date.

     If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the Company will select those share to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation for the Preferred Stock. In the event that the Company has failed to pay accrued and unpaid dividends on the Preferred Stock, it may not redeem any of the outstanding shares of the Preferred Stock until all accrued and unpaid dividends have been paid in full.

     Notice of redemption will be mailed at least 20 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of those shares will terminate, except the right to receive the redemption price without interest.

     Conversion Rights. Each Holder of Preferred Stock has the right, at the Holder's option, to convert any or all the shares into Common Stock at any time at a rate (subject to adjustment as described below) of 3.47 shares of Common Stock for each share of Preferred Stock, equivalent to a conversion price of $7.20 per share of underlying Common Stock. However, if the Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the date fixed for redemption.

     No payment or adjustment for accrued dividends on the Preferred Stock will be made on conversion, but holders of Preferred Stock on a record date fixed for the payment of a dividend on the Preferred Stock will be entitled to receive the dividend notwithstanding the conversion of shares prior to the dividend payment date. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the last reported sale price for the Common Stock on the day of conversion.

     The conversion rate is subject to adjustment in certain events, including the issuance of stock as a dividend on the Common Stock; subdivisions or combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a less than current market price; or the distribution to all holders of Common Stock of evidences of indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above); the issuance, in certain circumstances, of Common Stock at less than the current market price on the date of issuance; or the issuance, in certain circumstances, of securities convertible into or exchangeable for Common Stock (other than pursuant to transactions described above) for a consideration per share of Common Stock deliverable upon a conversion or exchange of the securities less than the current market price per share on the date of issuance of the securities. No adjustment of the conversion rate will be required to be made until cumulative adjustments amount to 1% or more of the conversion rate as last adjusted, and any adjustment below 1% will be carried forward.

     The Company from time to time may increase the conversion rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of the increase. The Company may, at its option, make any increase in the conversion rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations -- Adjustment of Conversion Price."

     In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in reclassification, conversion, exchange or cancellation of the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then the holder of each share of Preferred Stock then outstanding shall have the right thereafter, during the period that the Preferred Stock shall be convertible, to convert that share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which one share of Preferred Stock might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.

     Special Conversion Rights. The Preferred Stock has a special conversion right that becomes effective upon the occurrence of certain types of significant transactions affecting ownership or control of the Company or the market for the Common Stock. The purpose of the special conversion right is to provide (subject to certain exceptions) partial loss protection upon the occurrence of a Change in Control or a Fundamental Change (as defined below) at a time when the Market Value (as defined below) of the Common Stock is less than the prevailing conversion price. In that event, the special conversion right would, for a limited period, reduce the conversion price to the Market Value of the Common Stock, except that the conversion price will not be reduced below $4.00 per share of Common Stock (subject to certain adjustments). Consequently, to the extent that the Market Value of the Common Stock is less than the minimum conversion price, a holder will not be fully protected from loss upon exercise of a special conversion right.

     The special conversion right is intended to provide limited loss protection to investors in certain circumstances, while not giving holders a veto power over significant transactions affecting ownership or control of the Company. Although the special conversion right may inhibit certain extraordinary transactions or make them more costly, its primary purpose is not to inhibit or discourage takeovers or other business combinations.

     Each holder of Preferred Stock is entitled to a special conversion right if a Change of Control or Fundamental Change occurs. A Change of Control will occur if an unaffiliated person or group acquires more than 50% of the Common Stock. A Fundamental Change is, generally, a sale of all or substantially all the Company's assets or a transaction in which at least 66 2/3% of the Common Stock is transferred for, or is converted into, any other asset. However, if the majority of the value of the consideration received in a transaction by holders of Common Stock is marketable stock or if the holders of Common Stock hold a majority of the voting stock of the Company's successor, the transaction will not be a Change of Control or a Fundamental Change, and holders of Preferred Stock will not have a special conversion right as a result of that transaction. The full definitions of the terms "Change of Control" and "Fundamental Change" appear below.

     A special conversion right will permit a holder of Preferred Stock, at the holder's option during the 45-period described below, to convert all, but not less than all, the holder's Preferred Stock at a conversion price equal to the Special Conversion Price, which is generally equal to the Market Value of the Common Stock, but not less than $4.00 per share (representing 66 2/3% of the closing price of the Common Stock as set forth on the cover page of this Prospectus, and subject to adjustment as described below). The full definition of "Special Conversion Price" is set forth below. A holder exercising a special conversion right will receive Common Stock if a Change of Control occurs or, if a Fundamental Change occurs, will receive the same consideration received for the number of shares of Common Stock into which the holder's Preferred Stock would have been-convertible at the Special Conversion Price. In either case, however, the Company or its successor may, at its option, elect to provide the holder with cash equal to the Market Value of the Common Stock into which the holder's Preferred Stock is convertible at the Special Conversion Price.

     The Company will mail to each registered holder of Preferred Stock a notice setting forth details of any special conversion right occasioned by a Change of Control or Fundamental Change within 30 days after the event occurs. A special conversion right may be exercised only within the 45-day period after the notice is mailed and will expire at the end of that period. Exercise of a special conversion right is irrevocable, and all Preferred Stock tendered for conversion will be converted at the end of the 45-day conversion period. Preferred Stock that is not converted under a special conversion right will continue to be convertible pursuant to the general conversion rights described above under the caption "Conversion Rights."

     The special conversion right is not intended to, and does not, protect holders of convertible Preferred Stock in all circumstances that might affect ownership or control of the Company or the market for the Common Stock, or otherwise adversely affect the value of an investment in the Preferred Stock. The ability to control the Company may be obtained by a person even if that person does not, as is required to constitute a Change of Control, acquire a majority of the Company's voting stock. The Company and the market for the

Common Stock may be affected by various transactions that do not constitute a Fundamental Change. Transactions involving transfer or conversion of less than 66 2/3% of the Common Stock may have a significant effect on the Company and the market for the Common Stock, as could transactions in which holders of Common Stock receive primarily marketable stock or continue to own a majority of the voting securities of a successor to the Company. In addition, if the special conversion right does arise as the result of a Fundamental Change, the special conversion right will allow a holder exercising a special conversion right to receive the same type of consideration received by the holders of Common Stock and, thus, the degree of protection afforded by the special conversion right may be affected by the type of consideration received.

     As used herein, a "Change of Control" shall be deemed to have occurred if any person within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including a group (within the meaning of Rule 13d-5 under the Exchange Act), together with any of its Affiliates or Associates (as defined below), files or becomes obligated to file a report (or any amendment or supplement thereto) on Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing that the person has become the beneficial owner of either (i) more than 50% of the shares of Common Stock then outstanding or (ii) securities representing more than 50% of the combined voting power of the Voting Stock then outstanding. A Change of Control will not be deemed to have occurred with respect to any transaction that constitutes a Fundamental Change. An "Affiliate" of a specified person is a person that directly or indirectly controls, or is controlled by or is under common control with, the person specified. An "Associate" of a person means (a) any corporation or organization, other than the Company or any subsidiary, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more or any class of equity securities; (b) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of the person or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries.

     As used herein, a "Fundamental Change" means (i) the occurrence of any transaction or event in connection with which all or substantially all the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (ii) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Company's property, business or assets. A Fundamental Change will not include (a) any transaction or event in which more than 50% (by value as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of Marketable Stock (as defined below) or (b) any consolidation or merger of the Company in which, immediately prior to the transaction, the holders of Common Stock and units in the development drilling partnerships sponsored by the Company own, directly or indirectly, (1) 50% or more of the common stock of the surviving corporation (or of the ultimate parent of the surviving corporation) outstanding at the time immediately after the consolidation or merger and (2) securities representing 50%or more of the combined voting power of the surviving corporation's Voting Stock (or the Voting Stock of the ultimate parent of the surviving corporation) outstanding at such time. "Voting Stock" means capital stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (exclusive of capital stock that has or might have voting power by reason of the happening of any contingency). The phrase "all or substantially all" means 66 2/3% or more of the aggregate outstanding amount.

     As used herein, "Special Conversion Price" means the higher of the Market Value of the Common Stock or $4.00 per share (which amount will, each time the conversion price is adjusted, be adjusted so that the ratio of such amount to the conversion price, after giving effect to the adjustment, shall always be the same as the ratio of $4.00 to the initial conversion price, without giving effect to the adjustment).

     As used herein, "Market Value" of the Common Stock or any other Marketable Stock is the average of the last reported sales prices of the Common Stock or other Marketable Stock for the five business days ending on the last business day preceding the date of the Fundamental Change or Change of Control. If the Marketable Stock is not traded on any national securities exchange or similar quotation system as described in the definition of "Marketable Stock" during that period, then the Market Value of the Marketable Stock is the average of the last reported sales prices per share of Marketable Stock during the first five days after the date on which the Marketable Stock was first distributed to the general public and traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

     As used herein, the term "Marketable Stock" means Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Company as a result of a Fundamental Change or of the ultimate parent of that successor, which is (or will, upon distribution thereof, be) listed or quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any similar system of automated dissemination of quotation of securities prices in the United States:

     Exchange Provisions. The Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Company's 10 1/2% convertible Subordinated Debentures due 2004 (the "Debentures") on any dividend payment date, commencing May 1, 1995, at a rate of $1,000 principal amount of Debentures for each 40 shares of Preferred Stock, provided that all accumulated and unpaid dividends through the date of exchange have been paid and certain other conditions have been met. The Company will mail written notice of its intention to exchange to each holder of record of Preferred Stock not less than 30 nor more than 60 days prior to the exchange.

     Other Provisions. In the event of a Change of Control or Fundamental Change or upon an exchange of the Preferred Stock for Debentures, the Company will comply with all applicable tender offer rules under the federal securities laws, including Rule 13e-4 under the Exchange Act.

     The Holders of shares of Preferred Stock have no preemptive rights with respect to any securities of the Company.